As filed with the Securities and Exchange Commission on February 1, 2016
Registration No. 333- 196242

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
___________________
NORANDA ALUMINUM HOLDING CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-8908550 (I.R.S. Employer Identification No.)
801 Crescent Centre Drive, Suite 600, Franklin, Tennessee (Address of Principal Executive Offices)	37067 (Zip Code)

Noranda Aluminum Holding Corporation 2014 Long-Term Incentive Plan
(Full title of the plan)
Dale W. Boyles
Chief Financial Officer
801 Crescent Centre Drive, Suite 600
Franklin, Tennessee 37067
(615) 771-5700
(Name, address and telephone number, including area code, of agent for service)

EXPLANATORY NOTE
Deregistration of Securities
This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (Registration No. 333-196242) (the “Registration Statement”) of Noranda Aluminum Holding Corporation, a Delaware corporation (the “Company”), initially filed with the Securities and Exchange Commission (the “Commission”) on May 23, 2014. The Registration Statement registered the offering of 5,000,000 shares of the Company’s common stock under the Noranda Aluminum Holding Corporation 2014 Long-Term Incentive Plan.
On December 15, 2015, the New York Stock Exchange filed a Form 25 with the Securities and Exchange Commission, the effect of which (i) was to suspend the Company’s reporting requirements under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on December 25, 2015 and (ii) will be to terminate the registration of the Company’s common stock under Section 12(b) of the Exchange Act on March 14, 2016. In addition, each of the Company’s common stock and Noranda Aluminum Acquisition Corporation’s 11% Senior Notes due 2019 (with respect to which the Company and other direct and indirect wholly owned subsidiaries of the Company are guarantors) were held of record, as determined pursuant to Rule 12g5-1 under the Exchange Act, by fewer than 300 persons. As a result, (i) the Company’s reporting obligations under Section 15(d) of the Exchange Act will not be revived upon the termination of the registration of the Company’s common stock under Section 12(b) of the Act and (ii) the Company will no longer be eligible to use the Registration Statement in connection with the offer and sale of securities that remain unsold. Therefore, the Company hereby removes from registration any of the securities subject to the Registration Statement that remain unsold as of date of filing of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Tennessee, on the 1st day of February 1, 2016.
NORANDA ALUMINUM HOLDING CORPORATION

By:	/s/ LAYLE K. SMITH
Layle K. Smith President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date
/s/ LAYLE K. SMITH
Layle K. Smith	President, Chief Executive Officer and Director (Principal Executive Officer)	February 1, 2016
/s/ DALE W. BOYLES
Dale W. Boyles	Chief Financial Officer (Principal Financial Officer and Principal Executive Officer)	February 1, 2016
*
William H. Brooks	Director	February 1, 2016
*
Richard B. Evans	Director	February 1, 2016

Pasquale Fiore	Director
*
Thomas R. Miklich	Director	February 1, 2016
*
Carl J. Rickertsen	Director	February 1, 2016

Elliot G. Sagor	Director

Ronald S. Rolfe	Director
*
Alan H. Schumacher	Director	February 1, 2016
*By: /s/ GAIL E. LEHMAN
Gail E. Lehman Attorney-In-Fact		February 1, 2016

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